EXHIBIT 10.1

Henan Jufeel Technology Group Co., Ltd

Asian Sunshine(Beijing) International Technology Co., Ltd

Strategic Cooperation Framework Agreement

Signing Date:

Signing Address:

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Strategic Cooperation Framework Agreement

Party A: Henan Jufeel Technology Group Co., Ltd

Unified Social Credit Code: 914101005735767448

Legal Representative: Zhang Rongxuan

Address: Floor 20, Building 3, Yabao Oriental International Plaza, Jinshui East Road, Zhengzhou City, Henan Province

Party B: Asian Sunshine(Beijing) International Technology Co., Ltd

Unified Social Credit Code: 91110106773385061X

Legal Representative: Xing Yucheng

Address: Room 712, Floor 7, Building 3, Xinyi Garden, Dongcheng District, Beijing City

Through friendly discussion, on the principle of honesty, reciprocity and mutual benefit, both Party A and Party B agreed to establish long-term strategic partnership. In the future common development of party A and party B, both parties shall make use of the advantages of the sharing resource and platform to support each other and achieve the common development and win-win situation. Now, based on the principles of equal cooperation, complementary advantages, common development, good faith, fairness and willingness, party A and party B have entered into this agreement through friendly consultation and hereby agree to abide by and implement this agreement.

Article 1. Duration of Agreement

Through mutual discussion, the term of this agreement shall be for 10 years, from July 6, 2019 to July 6, 2029. Upon the termination of this Agreement, party B shall have the priority to renew the agreement.

Article 2. Contents and Ways of Cooperation

2.1 Both parties agree that party B is willing to merge its “thermotherapy pavilion” business into party A. And party A can merge the business into its listed company Jufeel International Group (NASDAQ:CNJG) in the future. As for the specific business integration model and performance engagement, party A and party B shall sign a separate agreement. In principle, party A will purchase the equity of party B through holding, and both parties shall sign a specific equity transfer agreement separately. Party A warrants that it holds no less than 51% of party B’s equity, and Party B also becomes a holding company of party A, subject to party A’s control and management; meanwhile, Xing Yucheng is entrusted to hold the equity of party B as the representative of party A;

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2.2 Relying on party A’s dominant position as a listed company, its industrial position and brand advantages, party B gives full play to its industrial advantages. Party A and party B shall conduct all-round long-term strategic cooperation through equity cooperation, capital support, industrial integration and other ways, so as to accelerate party A’s industrial development, realize party A’s strategic layout of extending, reinforcing and strengthening the industrial chain, and create good social and economic benefits;

2.3 If any of the above mentioned cooperation contents are involved in the cooperation process, Party A and party B agree to enter into a cooperation agreement under this framework through further negotiations based on the principle of “one project, one discussion”;

2.4 For any third party introduced by party B to promote the effective development of the cooperation project, party B must obtain written consent of party A in advance;

2.5 Based on specific cooperation arrangements and cooperation needs of the cooperation project, party A may designate its subsidiary companies and holding subsidiaries to sign cooperation agreements with party B under the framework without harming party B’s legitimate interests.

Article 3. Guarantees and Commitments

3.1 Both parties have the legal qualifications of civil subject and corresponding capacity for civil rights and civil conduct, and can enter into and perform this Agreement in their own names and independently bear the legal responsibility;

3.2 The signing and implementation of the Agreement is the actual expression of intention and there is no flaw legally.

3.3 During the signing and implementation of the Agreement, two parties have provided genuine, accurate, integral and valid document and information to each other. Party B assures that it did not conceal any information from Party A with respect to his financial situation and signing capacity.

Article 4. Confidentiality Policy

4.1 The two parties shall not disclose the content of this strategic cooperation Agreement, and certain valuable confidential information provided by each other in the course of cooperation prior to the written consent. Two parties shall strictly abide by the confidentiality obligations and not reveal to the third Party for any reasons. Except as otherwise stipulated by applicable laws and regulations, and rules of stock market trading

4.2 The foregoing confidentiality obligations shall not be terminated by the dissolution, termination, and invalidation of the strategic cooperation Agreement.

Article 5. Liability for Breach of Contract

5.1 Failure to implement or failure to achieve the purpose of this Agreement as a result of any Party’s breach of this Agreement, the default Party shall compensate 100000 CNY to the observant Party as penalty. When the penalty amount is insufficient to cover the damages, the default Party shall further bear the loss caused to the observant Party, more importantly, the observant Party is entitled to terminate the Agreement.

5.2 Party B, Following the signing of the Agreement, as the sole partner in China, is forbidden to sign similar strategic cooperation Agreement with any other entities apart from this Agreement, and any failure to comply is deemed default.

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Article 6. Indication Agreement

6.1 The strategic cooperation Agreement is meant to establish strategic cooperation between Party A and Party B. The parties shall conduct separate consultation and enter into individual Agreement based on “One Project One Discussion” system when two parties operate specific cooperation business. The scope of the cooperation is restricted to the business in this Agreement, the two parties have the liberty to modify, alter and amend in pace with the development of the business, and the actual implementation status of the projects to be cooperated.

6.2 This strategic cooperation Agreement serves as the preliminary intentional Agreement and it is the initial consensus reached by two parties. There is need to carry out due diligence, internal and external decision-making, application and approval procedure for the specific cooperation items in the Agreement, and the official Agreement signed by related parties will prevail.

Article 7. Disputes and Settlement

The two Parties shall conduct consultation amicably to reach settlement on the disputes arising from the implementation of the Agreement; if the consultation fails, two Parties agree to submit the dispute for settlement to the people’s court with jurisdiction in the place where Party A is located.

Article 8. Other provisions

8.1 The Agreement shall take effect upon the signing and stamping of the legal/authorized representatives of two Parties.

8.2 The signing, effect, interpretation and implementation of this Agreement are applicable to the law of People’s Republic of China. When certain matters are not applicable to laws in China, they should be treated according to general business practices.

8.3 This Agreement is in duplicates and each Party holds one copy, which has the same legal effect.

Hereinafter is left blank intentionally.

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Signing page

Party A (Stamp): Henan Jufeel Technology Group Co., Ltd	Party B (Stamp): Asian Sunshine(Beijing) International Technology Co., Ltd

Legal/Authorized representative: /s/ Zhang Rongxuan	Legal/Authorized representative: /s/ Xing Yucheng

Date: July 6, 2019	Date: July 6, 2019

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